23 JANUARY 2006
QUINTILES ASIA PACIFIC COMMERCIAL HOLDINGS, INC.
ASIA PACIFIC PHARMACEUTICAL HOLDINGS PTE. LTD.
TLS BETA PTE. LTD.
PHARMACO INVESTMENTS LTD
(formerly known as Transfarma Holdings Limited)

PUT AND CALL OPTION
for shares in the capital of
Innovex Asia Holdings Pte. Ltd.

THIS AGREEMENT is made on 23 January 2006
Among:
(1)	QUINTILES ASIA PACIFIC COMMERCIAL HOLDINGS, INC. (Co. Reg. No. 807996), a corporation incorporated in North Carolina, United States of America with its principal address at 4709 Creekstone Drive, Suite 200, Durham, NC 27703, United States of America (Vendor);
(2)	ASIA PACIFIC PHARMACEUTICAL HOLDINGS PTE. LTD. (Co. Reg. No. 200501108N), a company incorporated in Singapore and having its registered office at 150 Beach Road, #25-03/04 The Gateway West, Singapore 189720 (Purchaser);
(3)	TLS BETA PTE. LTD. (Co. Reg. No. 200500368D), a company incorporated in Singapore and having its registered office at 60B Orchard Road, #06-18 Tower 2 The Atrium @ Orchard, Singapore 238891 (TLS); and
(4)	PHARMACO INVESTMENTS LTD (Co. Reg. No. LL04247) (formerly known as Transfarma Holdings Limited), a company incorporated in Labuan, Malaysia and having its registered office at Brumby House, 1st Floor, Jalan Bahasa, 87011 Labuan, F.T. Labuan, Malaysia (PharmaCo).
Whereas:
(A) The Vendor has incorporated a private limited company in Singapore known as Innovex Asia Holdings Pte. Ltd. with its registered office at 9 Raffles Place, #32-00 Republic Plaza, Singapore 048619 (Company). The Company has an authorised capital of US$1,000,000 consisting of 1,000,000 ordinary shares of US$1 each. The issued and paid up share capital of the Company is US$1 consisting of 1 ordinary share, beneficially owned by or registered in the name of the Vendor.
(B) The Purchaser is a private limited company incorporated in Singapore and has at the date of this Agreement an authorised share capital of US$1,000,000 consisting of 1,000,000 ordinary shares of US$1 each. As at the date of this Agreement, the issued and paid up share capital of the Purchaser is US$6 consisting of 6 ordinary shares of US$1 each, with 3 ordinary shares registered in the name of each of TLS and PharmaCo. Under the Amended and Restated Shareholders’ Agreement dated the same date as this Agreement, the issued and paid up share capital of the Purchaser will be increased to US$162 consisting of 162 ordinary shares of US$1 each, with 65 ordinary shares registered in the name of TLS, 32 ordinary shares in the name of QIV and 65 ordinary shares registered in the name of PharmaCo.
(C) The sale of the Newco2 Option Shares (as defined below) by PharmaCo to the Purchaser has been completed (Newco2 Completion) in accordance with the Put & Call Option Agreement dated 28 January 2005 made between PharmaCo, the Purchaser and TLS, as supplemented by the first supplemental agreement dated 10 November 2005 and made between PharmaCo, the Purchaser and TLS and the second supplemental agreement dated the same date as this Agreement and made between PharmaCo, the Purchaser, TLS and the Vendor (Supplemented Newco2 Put & Call Option Agreement).
(D) The Vendor has agreed to grant to the Purchaser the Call Option (as defined below), and the Purchaser has agreed to grant to the Vendor the Put Option (as defined below), relating to the Newco3 Option Shares (as defined below), in each case, on the terms and subject to the conditions of this Agreement.
(E) TLS and PharmaCo have agreed to jointly grant to the Vendor the Vendor Put Option (as defined below) relating to the Vendor Option Shares (as defined below) and the Vendor has agreed to grant to TLS and PharmaCo jointly the TLS and PharmaCo Call Option (as defined below) relating to the Vendor Option Shares.

It is agreed as follows:
1. Interpretation
1.1 Words and expressions used in this Agreement shall have the meanings set out in Schedule 1 unless the context requires otherwise.
1.2 The Schedules form part of this Agreement.
1.3 The Exhibits do not form part of this Agreement.
2. Call Option
2.1 In consideration of the sum of US$1 paid by the Purchaser to the Vendor and the Purchaser granting to the Vendor the Put Option, the Vendor hereby irrevocably grants to the Purchaser during the Call Option Period the Call Option to purchase from the Vendor, free from all Encumbrances and with all rights attaching thereto on the relevant date of Exercise by TLS (on behalf of the Purchaser), all (and not some only) of the Newco3 Option Shares, at the Consideration and on the terms and subject to the conditions of this Agreement.
2.2 Subject to clause 7, the Call Option may be exercised by TLS (on behalf of the Purchaser) in respect of all (and not some only) of the Newco3 Option Shares by serving the Notice in substantially the form set out in Schedule 2 to the Vendor during the Call Option Period. Save with the consent in writing of the Vendor, the Call Option cannot be exercised after the expiration of the Call Option Period.
2.3 The Vendor agrees that it will, upon receiving the Notice from TLS (on behalf of the Purchaser), sell to the Purchaser, free from all Encumbrances and with all rights attaching thereto on the relevant date of Exercise by TLS (on behalf of the Purchaser), all (and not some only) of the Newco3 Option Shares, at the Consideration.
3. Put Option
3.1 In consideration of the sum of US$1 paid by the Vendor to the Purchaser and the Vendor granting to the Purchaser the Call Option, the Purchaser hereby irrevocably grants to the Vendor during the Put Option Period the Put Option to require the Purchaser to purchase from the Vendor, free from all Encumbrances and with all rights attaching thereto on the relevant date of Exercise by the Vendor, all (and not some only) of the Newco3 Option Shares, at the Consideration and on the terms and subject to the conditions of this Agreement.
3.2 Subject to clause 7 and provided that the Call Option has not been exercised by TLS (on behalf of the Purchaser), the Put Option may be exercised by the Vendor in respect of all (and not some only) of the Newco3 Option Shares by serving the Notice in substantially the form set out in Schedule 3 to the Purchaser during the Put Option Period. Save with the consent in writing of the Purchaser, the Put Option cannot be exercised after the expiration of the Put Option Period.
3.3 The Purchaser agrees that it will, upon receiving the Notice from the Vendor, purchase from the Vendor, free from all Encumbrances and with all rights attaching thereto on the relevant date of Exercise by the Vendor, all (and not some only) of the Newco3 Option Shares, at the Consideration.
4. Consideration
4.1 The Consideration shall be fully satisfied by the Purchaser by (a) the allotment and issue by the Purchaser to the Vendor of such number of ordinary shares in the capital of the Purchaser (each credited as fully paid) as shall result in TLS, the Vendor and PharmaCo holding shares in the Purchaser in equal proportions (each credited as fully paid) (Consideration Shares) in the enlarged share capital of the Purchaser on a fully-diluted basis as at Newco3 Completion and (b) payment by the Purchaser to the Vendor in cash of the aggregate amount of US$33,330,000 which shall be due and owing as a debt from the Purchaser to the Vendor and regarded as a loan extended by the Vendor to the Purchaser under and subject to the terms of the Amended and Restated Shareholders’ Loan Agreement.
4.2 The Consideration Shares to be allotted and issued to the Vendor shall rank in all respects pari passu with the existing issued ordinary shares of US$1 each in the capital of the Purchaser.
5. Call Option Period
The Call Option Period shall commence from the date of this Agreement and shall end on 30 June 2006 (or such other date as the Parties may agree in writing). Provided that TLS (on behalf of the Purchaser) shall be entitled to extend the Call Option Period to end on a date no later than 31 December 2006 upon giving the Vendor at least 7 days’ prior written notice prior to 30 June 2006.
6. Put Option Period
Subject to the Call Option not having been exercised by the Purchaser, the Put Option Period shall commence from the date following the expiry of 5 Business Days from the date on which the last of the Conditions Precedent has been fulfilled (or waived by TLS, save that the condition set out in clause 7.1(c) may only be waived by TLS and PharmaCo jointly and the condition set out in clause 7.1(l) may only be waived by the Vendor and not by TLS) and shall end on 30 June 2006 (or such other date as the Parties may agree in writing).
7. Conditions of Exercise
7.1 The Options may not be exercised unless the following conditions have been fulfilled (or waived by TLS, save that the condition set out in clause 7.1(c) may only be waived by TLS and PharmaCo jointly and the condition set out in clause 7.1(l) may only be waived by the Vendor and not by TLS):
(a)	the delivery to TLS and the Purchaser of such written consents (in terms reasonably satisfactory to TLS) from third parties as are required under any of the Material Contracts, to the effect that they consent to the sale and purchase of all (and not some only) of the Newco3 Option Shares and agree not to exercise any right (whether of pre-emption, termination or otherwise) arising by reason of such sale and purchase;
(b)	all disclosures made by the Vendor in relation to the Warranties given by the Vendor under this Agreement as set out in the Disclosure Letter being acceptable to TLS (acting reasonably at all times);
(c)	the completion of all financial and legal due diligence investigations by TLS and PharmaCo into the financial, contractual, tax, trading and operational position, and prospects, of the Group, and the Group’s title to its assets and the results of the due diligence investigations being reasonably satisfactory to TLS and PharmaCo. For the purposes of this sub-clause 7.1(c), the results of the due diligence investigations shall be deemed reasonably satisfactory to TLS and PharmaCo if they do not have any material adverse impact on the financial, contractual, tax, trading and operational position, and prospects, of the Group;

(d)	the Company having been established and having the following characteristics:
(i)	its name shall be “Innovex Asia Holdings Pte. Ltd.”;

(ii)	it shall have an authorised share capital of US$1,000,000 comprising 1,000,000 ordinary shares of par value US$1 each and an issued and paid up share capital of US$1 comprising 1 ordinary share of par value US$1;

(iii)	its financial year shall be from 1 January to 31 December;

(iv)	its board of directors shall not consist of more than 3 members nominated by the Vendor;

(v)	its company secretaries shall be two solicitors from Stamford Law Corporation; and

(vi)	its auditors are PricewaterhouseCoopers;
(e)	the Company having established a separate and independent set of accounts from QTC and all cash and assets and liabilities relating to Quintiles’ Business accrues to the Company from 1 December 2005 (Business Transfer Effective Date);

(f)	the Company having established a legal presence in the following countries:
(i)	India;

(ii)	Korea;

(iii)	Australia; and

(iv)	New Zealand;
(g)	the transfer by QTC and/or subsidiaries of QTC engaged in Quintiles’ Business (QTC and its subsidiaries collectively, the Quintiles Group Members) to the Company and/or its subsidiaries (the Company and its subsidiaries collectively, the Company Group Members) with effect from the Business Transfer Effective Date of the whole of the business undertaking and assets of Quintiles’ Business including the following business assets, having been completed and effected:
(i)	all the shares in the issued capital of the Subsidiary;

(ii)	the benefit (subject to the burden) of the Material Contracts (but excluding those Material Contracts which have been performed, expired or terminated by the counterparty in accordance with its terms in the ordinary course of business and not arising out of any breach by the relevant Quintiles Group Member prior to the Exercise), and to the extent assignable or transferable, all statutory licences, relating to Quintiles’ Business (such transfers to be on terms reasonably acceptable to TLS);

(iii)	a licence to existing Intellectual Property Rights owned by the Quintiles Group Members and used exclusively or predominantly in connection with Quintiles’ Business (including without limitation, the rights owned by, and applications for rights filed by any Quintiles Group Member in, or in respect of, the trade mark “Innovex” in India, Korea, Australia and New Zealand as set out in Exhibit A), Provided that the Company Group Members shall only be permitted to use the trademark “Innovex” in compliance with design standards implemented by QTC or its affiliates from time to time, or unless otherwise approved by QTC’s marketing department;

(iv)	all key sales, marketing and registration staff of the Quintiles Group Members engaged in Quintiles’ Business whose names are set out in Exhibit B (but excluding those staff who have resigned their employment prior to the Exercise);

(v)	all plant, machinery, motor vehicles, furniture, tools and equipment owned by the Quintiles Group Members and used in Quintiles’ Business;

(vi)	all leases of real property occupied or used by any Quintiles Group Member in relation to the operations of Quintiles’ Business (if any); and

(vii)	the goodwill of all the Quintiles Group Members in relation to Quintiles’ Business together with the exclusive right of the Company Group Members to represent themselves as carrying on Quintiles’ Business in succession to the Quintiles Group Members;
(h)	all necessary government and regulatory approvals and licences having been obtained for the establishment and operation of the business of sales and marketing of pharmaceutical products by the Company Group Members, and if any such approvals or licences are subject to conditions, such conditions being reasonably acceptable to TLS;
(i)	a master business transfer agreement (incorporating the following terms and such other terms as shall be agreed between the Vendor, PharmaCo and TLS) having been entered into between QTC and the Company pursuant to which QTC has agreed to sell or procure the sale by the other Quintiles Group Members and the Company has agreed to purchase or procure the purchase by the other Company Group Members of the whole of the business undertaking and assets of Quintiles’ Business (including the business assets set out in sub-paragraph (g) above) (Master Business Transfer Agreement):
(i)	the consideration for the sale and purchase of Quintiles’ Business shall be based on the market value with respect to the portion of Quintiles’ Business in Australia and net book value with respect to the portion of Quintiles’ Business in India and Korea, as at the Business Transfer Effective Date of Quintiles’ Business;

(ii)	all accrued and contingent liabilities in respect of Quintiles’ Business up to the date immediately preceding the Business Transfer Effective Date will remain with the Quintiles Group Members Provided that: (A) for all accrued and contingent liabilities in respect of employees employed in Quintiles’ Business in Korea, which will be transferred to the relevant Company Group Member in Korea, the Vendor will pay to the Company or the relevant Company Group Member in Korea cash to fund such liabilities; and (B) any unearned income (such as customer advances) as at the Business Transfer Effective Date would be funded by the Vendor to the Company in cash;

(iii)	the costs and expenses of incorporation of the Company Group Members and the transfer of Quintiles’ Business from the Quintiles Group Members to the Company Group Members shall be borne solely by the Vendor;

(iv)	the cash equivalent of Quintiles’ Operating Profit for the period commencing 1 January 2005 to the Business Transfer Effective Date shall be paid by the Quintiles Group Members to the relevant Company Group Members on or before the date of Newco3 Completion;

(v)	the Quintiles Group Member in Australia shall indemnify and reimburse the Company Group Member in Australia for any retrenchment or redundancy benefits paid in accordance with legal or contractual obligations or customary practice in Australia by the Company Group Member in Australia to employees transferred from the Quintiles Group Member in Australia to the Company Group Member in Australia during the period of 30 months from the date of Newco3 Completion or the liquidation of the Company Group Member in Australia, whichever is the earlier (Australia Indemnity Period) provided that any claim against the Vendor shall be made within the Australia Indemnity Period; and

(vi)	the Vendor shall indemnify and reimburse the Subsidiary for any retrenchment or redundancy benefits paid in accordance with legal or contractual obligations or customary practice in India by the Subsidiary to its employees during the period of 30 months from the date of Newco3 Completion or the liquidation of the Subsidiary, whichever is the earlier (India Indemnity Period) provided that any claim against the Vendor shall be made within the India Indemnity Period;
(j)	term loan facility agreements (Term Loan Facility Agreements) (on such terms as shall be agreed between the Vendor, PharmaCo and TLS) having been entered into between the Quintiles Group Members on the one part, and the Company Group Members on the other part pursuant to which (i) an interest free cash loan of up to an aggregate of US$3.0 million will be granted to the Company Group Members for the purpose of funding agency business working capital requirements of the Company Group Members on or after the Business Transfer Effective Date and (ii) an interest free cash loan will be granted to the Company Group Members for the purpose of funding working capital requirements. The amount of the loan set forth in this sub-paragraph (ii) shall be determined in accordance with the following formula: the sum of the accounts payable, accounts receivable, unbilled invoices, pre-payments and non-employee accruals as at the Business Transfer Effective Date. The Term Loan Facility Agreements shall provide that the interest free loans shall each be for a term of 2 years from the Business Transfer Effective Date and that the Company shall give a guarantee and indemnity in favour of the relevant lender for the term loans granted to its subsidiaries;
(k)	master services agreements (incorporating the following terms and such other terms as shall be agreed between the Vendor, PharmaCo and TLS) having been entered into between the Quintiles Group Members and the Company Group Members pursuant to which the Quintiles Group Members have agreed to provide to the Company Group Members certain services for a term commencing on the Business Transfer Effective Date and ending on 31 December 2006 (Master Services Agreements):
(i)	the annual charges for the initial term shall not be higher than shared services charges allocated to Quintiles’ Business for financial year ended 31 December 2005;

(ii)	the services provided to the Company Group Members are the same as those currently provided to the Quintiles Group Members in respect of Quintiles’ Business;

(iii)	the Master Services Agreements shall provide the notice period and term following which the Company Group Members shall have the option at their sole discretion (but acting jointly) to terminate the Master Services Agreements with the Quintiles Group Members with respect to all (and not some only) of the services rendered to all (and not some only) of the Company Group Members provided that such notice period shall in any case not be less than 3 months; and

(iv)	if additional services are required by any of the Company Group Members, the charges for such additional services will be subject to agreement between QTC and the Company; and

(l)	the results of the financial and legal due diligence investigations carried out by TLS and the Vendor on Newco2 and its subsidiaries being reasonably satisfactory to the Vendor Provided that the results of such due diligence investigations shall be deemed reasonably satisfactory to the Vendor if they do not have any material adverse impact on the financial, contractual, tax, trading and operational position, and prospects, of Newco2 and its subsidiaries.
7.2 Each Party undertakes to use all reasonable endeavours to ensure (so far as it lies within its powers to do so) that the Condition(s) Precedent for which it is responsible (to the extent that they are not waived by TLS, save that the condition set out in clause 7.1(c) may only be waived by TLS and PharmaCo jointly, and the condition set out in clause 7.1(l) may only be waived by the Vendor and not by TLS) are fulfilled as soon as reasonably practicable and in any event no later than 15 March 2006.
7.3 If any of the above conditions under clause 7.1 has not been fulfilled (or waived by TLS; waived by both TLS and PharmaCo, in respect of the condition set out in clause 7.1(c); and waived by the Vendor in respect of the conditions set out in clause 7.1(l)) on or before the expiry of the date set out in clause 7.2, this Agreement (other than clauses 11 and 21) shall automatically terminate and none of the Parties shall have any claim of any nature whatsoever against the other Parties under this Agreement (save in respect of any other rights and liabilities of the Parties which have accrued prior to termination Provided That no Party shall have any right to claim for nor be entitled to any direct or indirect loss of profits as a result of such termination).
8. Newco3 Completion and Post-Completion
8.1 Newco3 Completion pursuant to an Exercise shall (subject to the provisions of this Agreement) take place at the registered office of the Purchaser (or at such other place as the Parties may agree in writing) at the time and on the date specified in the Notice (which shall be a date falling not earlier than 14 days and not later than 21 days from the date of the Exercise of either of the Options). The events referred to in the following provisions of this clause 8 shall take place on Newco3 Completion.
8.2 The Vendor shall deliver (or cause to be delivered) to the Purchaser:
(a)	duly executed transfer(s) in favour of the Purchaser or its nominee in respect of all (and not some only) of the Newco3 Option Shares, together with the relative share certificates and all documents required to effect the stamping of the transfer(s) (including such statutory declarations, letters, worksheets and valuations as the Stamp Duty Branch of the Inland Revenue Authority of Singapore may require);
(b)	share certificates in respect of all of the issued shares in the capital of each of the Company’s subsidiaries;
(c)	a duly certified copy of the board resolutions of the Company approving the registration of the share transfer(s) referred to in sub-paragraph (a) above, subject to the same being duly stamped;
(d)	the certificates of incorporation, common seal, share register and share certificate book (with any unissued share certificates) and all minute books and other statutory books (which shall be written-up to but not including the date of Newco3 Completion) of each Group Company; and
(e)	a certified extract of a resolution of the board of directors of the Vendor, authorising the execution of and the performance by the Vendor of its obligations under this Agreement and each of the other documents referred to in this Agreement to be executed by the Vendor.

8.2(A) The Vendor shall procure that the Quintiles Group Members shall pay to the relevant Company Group Members the cash equivalent of Quintiles’ Operating Profit for the period commencing 1 January 2005 to the Business Transfer Effective Date on or before the date of Newco3 Completion.
8.3 The Vendor shall procure that resolutions of the board of directors of the Company are passed by which the following business is transacted:
(a)	the registration of the share transfer(s) referred to in clause 8.2(a) (subject to their being duly stamped) is approved; and

(b)	the appointment of 4 persons to be directors of the Company (in addition to the 2 directors already appointed by the Vendor), 2 of whom shall be nominated by each of TLS and PharmaCo, whose particulars TLS and PharmaCo shall have notified the Vendor in writing at least 7 days prior to the date of Newco3 Completion.
8.4 The Purchaser shall in satisfaction of its obligations under clause 4 cause (a) the Consideration Shares to be allotted to the Vendor credited as fully paid, the Vendor’s name to be entered in its register of members and the new certificate in respect of the Consideration Shares to be issued and delivered to the Vendor and (b) record in its books a payable in the aggregate amount of US$33,330,000 being due and owing to the Vendor.
8.5 If the foregoing provisions of this clause 8 are not fully complied with by the Vendor or the Purchaser by or on the date set for Newco3 Completion, the Purchaser, in the case of non-compliance by the Vendor, or the Vendor, in the case of non-compliance by the Purchaser, shall be entitled (in addition to and without prejudice to all other rights or remedies available to the non-defaulting Party including the right to claim damages) by written notice to the Vendor or, as the case may be, the Purchaser served on such date:
(a)	to effect Newco3 Completion so far as practicable having regard to the defaults which have occurred; or
(b)	to fix a new date for Newco3 Completion (not being more than 10 Business Days after the agreed date for Newco3 Completion) in which case the foregoing provisions of this clause 8 (other than clause 8.1) shall apply to Newco3 Completion as so deferred but provided such deferral may only occur once; or
(c)	to elect to terminate this Agreement (other than clauses 1, 11, 14, 15.2, 16 to 23 and 24.2) without liability on the part of the terminating Party.
9. Warranties
9.1 The Vendor represents and warrants to each of the Purchaser, TLS and PharmaCo in the terms of the Warranties set out in Schedule 4 as at the date of the Disclosure Letter. The Warranties shall be deemed to be repeated immediately before Newco3 Completion with reference to the facts and circumstances then existing. The Vendor acknowledges that each of the Purchaser, TLS and PharmaCo has entered into this Agreement in reliance upon the Warranties. The Warranties are subject to:
(a)	any matter which is fairly and reasonably disclosed in the Disclosure Letter or expressly provided for under the terms of this Agreement;
(b)	in respect of the Purchaser, any matter or thing hereafter done or omitted to be done pursuant to this Agreement or otherwise at the request in writing or with the approval in writing of TLS (on behalf of the Purchaser);

(c)	in respect of TLS, any matter or thing hereafter done or omitted to be done pursuant to this Agreement or otherwise at the request in writing or with the approval in writing of TLS; and
(d)	in respect of PharmaCo, any matter or thing hereafter done or omitted to be done pursuant to this Agreement or otherwise at the request in writing or with the approval in writing of PharmaCo.
9.2 The Vendor agrees to waive the benefit of all rights (if any) which it may have against any Group Company, or any present or former officer or employee of any such company, on whom the Vendor may have relied in agreeing to any term of this Agreement or any statement set out in the Disclosure Letter and the Vendor undertakes not to make any claim in respect of such reliance.
9.3 Each of the Warranties shall be construed as a separate Warranty and (save as expressly provided to the contrary) shall not be limited or restricted by reference to or inference from the terms of any other Warranty or any other term of this Agreement.
9.4 The Vendor undertakes to notify the Purchaser, TLS and PharmaCo in writing promptly if it becomes aware of any facts or circumstances arising after the date of the Disclosure Letter and prior to Newco3 Completion which would cause any Warranty (if the Warranties were repeated with reference to the facts and circumstances then existing) to become untrue or inaccurate or misleading in any respect which is material to the business, financial or trading position of the Group taken as a whole (a Material Breach).
9.5 If, at any time before Newco3 Completion, there is a Material Breach of any of the Warranties, TLS (on behalf of the Purchaser) may give notice in writing to the Vendor requiring the Vendor to rectify such Material Breach. If such Material Breach is not rectified within 7 days from the date of TLS’ notice or if such Material Breach is not capable of being rectified, the Vendor and TLS (on behalf of the Purchaser) shall negotiate in good faith with a view to agreeing in writing the amount to be fixed as agreed compensation for the breach within 14 days from the date of TLS’ notice. If such an agreement is reached within the said 14-day period, the Vendor and the Purchaser shall complete the sale and purchase of all (and not some only) of the Newco3 Option Shares upon payment by the Vendor of the agreed compensation but otherwise on the terms and conditions of this Agreement. If the said 14-day period will expire after the date of Newco3 Completion, the date of Newco3 Completion shall be extended to the date falling 5 Business Days after the expiry of the said 14-day period. If such agreement is not reached within the said 14-day period, TLS (on behalf of the Purchaser) shall be entitled, by notice in writing to be given to the Vendor to rescind this Agreement. Failure to exercise the right of rescission shall not constitute a waiver of any other rights of TLS, PharmaCo, the Purchaser or their successors in title arising out of any breach of Warranty or undertaking. Rescission under this clause 9.5 shall not extinguish any right to damages to which TLS, PharmaCo, the Purchaser or their successors in title may be entitled in respect of any breach of this Agreement.
9.6 The provisions of Schedule 5 shall apply to a breach of any Warranty contained in Schedule 4.
10. Information
The Vendor also undertakes to provide TLS, PharmaCo and their respective legal and financial advisers with all such information and assistance, including access to books and records of the Group, as TLS and PharmaCo may require to carry out the necessary due diligence investigations referred to in clause 7.1.

11. Confidentiality
11.1 Subject to the provisions of clause 11.2 below, each of the Parties shall both during and after the term of this Agreement:
(a)	keep confidential the terms of this Agreement and all information, whether in writing or any other form, which it may acquire in relation to the Company and its subsidiaries or in relation to the clients, business or affairs of the other Parties (or any member of their respective group) and shall not use or disclose such information except with the prior written consent of the other Parties; and
(b)	procure that its subsidiaries and its officers, employees and representatives and those of its subsidiaries observe a similar duty of confidentiality.
11.2 The restriction in clause 11.1 does not apply to any information which:
(a) at the time of supply is already in the public domain;
(b)	subsequently comes into the public domain, other than through a breach of any duty of confidentiality by any Party;
(c)	is already in the lawful possession of the Party receiving the information (or its authorised recipient);
(d)	subsequently comes into the lawful possession of the Party receiving the information (or its authorised recipient) from a third party who is not in breach of any duty of confidentiality with regard to the information;
(e)	is required to be disclosed by law, or by any stock exchange or governmental or regulatory authority having jurisdiction over the Party required to disclose the information, as long as the disclosing Party first consults the other Parties (where reasonably practicable) on the proposed form, timing, nature and purpose of the disclosure;
(f)	has been independently acquired by any Party otherwise than in the exercise of that Party’s rights under this Agreement or in the implementation of this Agreement;
(g)	in order to perform its obligations under or pursuant to this Agreement any Party is required to disclose to a third party; or
(h)	relates to the Company or any of its subsidiaries and is disclosed in the ordinary course of advancing their respective businesses.
11.3 If this Agreement terminates, any Party may by notice require the other Parties to return the first Party’s confidential information. If so, the other Parties shall (and shall ensure that their subsidiaries and their officers and employees and those of their subsidiaries shall):
(a)	return all documents containing confidential information which have been provided by or on behalf of the Party demanding the return of confidential information; and
(b)	destroy any copies of such documents and any document or other record reproducing, containing or made from or with reference to the confidential information,
(save, in each case, for any submission to or filings with governmental, tax or regulatory authorities). The other Parties shall return or destroy the confidential information as soon as practicable after receiving notice to do so.

11.4	The provisions of this clause 11 shall survive the termination of this Agreement.
12. Put Option Granted to the Vendor
12.1 TLS and PharmaCo hereby jointly and irrevocably grant to the Vendor a put option (Vendor Put Option) to require TLS and PharmaCo to jointly purchase from the Vendor, free from all Encumbrances and with all rights attaching thereto on the date of the Vendor Put Option Notice (as defined below), the shares which the Vendor holds in the Purchaser (Vendor Option Shares) in proportion to the shareholding percentage of TLS and PharmaCo in the Purchaser as between themselves (as nearly as may be) as at the date of the Vendor Put Option Notice, at the price of US$1 per share, in the event that the Call Option Period and the Put Option Period expire without either of the Call Option or the Put Option being exercised or if the Put Option or Call Option was exercised, Newco3 Completion did not take place due to non-compliance by the Purchaser of its obligations under clause 8.4.
12.2 The Vendor Put Option may be exercised within 30 days after either (a) the expiry of the Call Option Period and the Put Option Period or (b) the date of termination pursuant to clause 8.5(c) where the Vendor is the terminating Party (Vendor Option Period) (whichever is earlier) by the Vendor in respect of all (and not some only) of the Vendor Option Shares by giving TLS and PharmaCo notice in writing (Vendor Put Option Notice). Save with the consent in writing of TLS and PharmaCo, the Vendor Put Option cannot be exercised after the expiration of the Vendor Option Period.
12.3 TLS and PharmaCo agree that they will, upon receiving the Vendor Put Option Notice, purchase from the Vendor, free from all Encumbrances and with all rights attaching thereto on the date of the Vendor Put Option Notice, the Vendor Option Shares in proportion to the shareholding percentage of TLS and PharmaCo in the Purchaser as between themselves (as nearly as may be) as at the date of the Vendor Put Option Notice at US$1 per share.
12.4 The price of the Vendor Option Shares shall be fully satisfied by TLS and PharmaCo in proportion to their respective shareholding percentage in the Purchaser as between themselves (as nearly as may be) as at the date of the Vendor Put Option Notice by the payment of the amount in cash or bank draft drawn on a licensed bank in Singapore and made out in favour of the Vendor (at the election of the Vendor in its sole discretion).
12.5 Completion of the sale and purchase of the Vendor Option Shares pursuant to the exercise of the Vendor Put Option shall take place on the first Business Day falling 30 days from the date of the Vendor Put Option Notice (or on such other date as TLS, PharmaCo and the Vendor may agree in writing) at the registered office of the Purchaser (or at such other place as TLS, PharmaCo and the Vendor may agree in writing).
12.6 On completion, the Vendor shall deliver to TLS and PharmaCo:
(a)	duly executed transfers in favour of TLS and PharmaCo or their respective nominees in respect of all of the Vendor Option Shares, together with the relative share certificates and all documents required to effect the stamping of the transfers (including such statutory declarations, letters, worksheets and valuations as the tax authorities may require); and
(b)	letters of resignation duly executed by the directors of each of the Purchaser and its subsidiaries who are appointed by the Vendor.
13. Call Option granted to TLS and PharmaCo
13.1 The Vendor hereby irrevocably grants to TLS and PharmaCo jointly a call option (TLS and PharmaCo Call Option) to require the Vendor to sell to TLS and PharmaCo jointly, free from all Encumbrances and with all rights attaching thereto on the date of the TLS and PharmaCo Call Option Notice (as defined below), the Vendor Option Shares in proportion to the shareholding percentage of TLS and PharmaCo in the Purchaser as between themselves (as nearly as may be) as at the date of the TLS and PharmaCo Call Option Notice, at the price of US$1 per share, in the event that the Call Option Period and the Put Option Period expire without either of the Call Option or the Put Option being exercised or if the Put Option or Call Option was exercised, Newco3 Completion did not take place due to non-compliance by the Purchaser of its obligations under clause 8.4.
13.2 The TLS and PharmaCo Call Option may be exercised within 30 days after either (a) the expiry of the Call Option Period and the Put Option Period or (b) the date of termination pursuant to clause 8.5(c) where the Purchaser is the terminating Party (TLS and PharmaCo Option Period) (whichever is earlier) by TLS and PharmaCo jointly in respect of all (and not some only) of the Vendor Option Shares by jointly giving the Vendor notice in writing (TLS and PharmaCo Call Option Notice). Save with the consent in writing of the Vendor, the TLS and PharmaCo Call Option cannot be exercised after the expiration of the TLS and PharmaCo Option Period.
13.3 The Vendor agrees that it will, upon receiving the TLS and PharmaCo Call Option Notice, sell to TLS and PharmaCo jointly, free from all Encumbrances and with all rights attaching thereto on the date of the TLS and PharmaCo Call Option Notice, the Vendor Option Shares in proportion to the shareholding percentage of TLS and PharmaCo in the Purchaser as between themselves (as nearly as may be) as at the date of the TLS and PharmaCo Call Option Notice at the price of US$1 per share.
13.4 The price of the Vendor Option Shares shall be fully satisfied by TLS and PharmaCo in proportion to their respective shareholding percentage in the Purchaser as between themselves (as nearly as may be) as at the date of the TLS and PharmaCo Call Option Notice by the payment of the amount in cash or bank draft drawn on a licensed bank in Singapore and made out in favour of the Vendor (at the election of the Vendor in its sole discretion).
13.5 Completion of the sale and purchase of the Vendor Option Shares pursuant to the exercise of the TLS and PharmaCo Call Option shall take place on the first Business Day falling 30 days from the date of the TLS and PharmaCo Call Option Notice (or on such other date as TLS, PharmaCo and the Vendor may agree in writing) at the registered office of the Purchaser (or at such other place as TLS, PharmaCo and the Vendor may agree in writing).
13.6 On completion, the Vendor shall deliver to TLS and/or PharmaCo:
(a)	duly executed transfers in favour of TLS and PharmaCo or their respective nominees in respect of all of the Vendor Option Shares, together with the relative share certificates and all documents required to effect the stamping of the transfers (including such statutory declarations, letters, worksheets and valuations as the tax authorities may require); and
(b)	letters of resignation duly executed by the directors of each of the Purchaser and its subsidiaries who are appointed by the Vendor.
14. Waivers, Rights and Remedies
14.1 No failure or delay by any Party in exercising any right or remedy provided by law under or pursuant to this Agreement shall impair such right or remedy or operate or be construed as a waiver or variation of it or preclude its exercise at any subsequent time and no single or partial exercise of any such right or remedy shall preclude any other or further exercise of it or the exercise of any other right or remedy.
14.2 The rights and remedies of any Party under or pursuant to this Agreement are cumulative, may be exercised as often as such party considers appropriate and are in addition to its rights and remedies under general law, in equity, under statute or otherwise.

14.3 For the avoidance of doubt, the rights and obligations of the Parties in this Agreement are several (and not joint) save that in respect of clauses 12 and 13, the rights and obligations of TLS and PharmaCo are joint and not several.
15. Continuing Effects of Agreement
15.1 All provisions of this Agreement shall so far as they are capable of being performed or observed, continue in full force and effect notwithstanding Newco3 Completion, except in respect of those matters then already performed.
15.2 This Agreement shall be binding on and shall enure for the benefit of each of the Parties’ successors and permitted assigns.
16. Assignment
None of the Parties shall assign any of its rights and benefits under this Agreement without the prior written consent of the other Parties.
17. Time of Essence
Any time or period mentioned in any provision of this Agreement may be extended by mutual agreement between the Parties but as regards any time, date or period originally fixed or any time, date or period so extended, aforesaid time shall be of the essence.
18. Costs
18.1 Subject to clause 18.2 and unless otherwise provided in this Agreement, each of the Parties shall pay its own Costs incurred in connection with the negotiation, preparation and execution of this Agreement.
18.2 The Purchaser shall bear all stamp duty payable in connection with the transfer of all (and not some only) of the Newco3 Option Shares.
18.3 TLS and PharmaCo shall bear all stamp duty payable in connection with the transfer of all (and not some only) of the Vendor Option Shares in proportion to their respective shareholding percentage in the Purchaser as between themselves (as nearly as may be).
19. Notices
19.1 Any notice or other communication to be given by one Party to the other Parties under, or in connection with, this Agreement shall be in writing and signed by or on behalf of the Party giving it. It shall be served by sending it by fax to the number set out in clause 19.2 or delivering it by hand or sending it by pre-paid post, to the address set out in clause 19.2, and in each case marked for the attention of the relevant Party set out in clause 19.2 (or as otherwise notified from time to time in accordance with the provisions of this clause 19). Any notice so served by hand, fax or post shall be deemed to have been duly given:
(a)	in the case of delivery by hand, when delivered;

(b)	in the case of fax, at the time of transmission; and

(c)	in the case of post, on the second Business Day after the date of posting (if sent by local mail) and on the seventh Business Day after the date of posting (if sent by air mail), provided that in each case where delivery by hand or by fax occurs after 6 p.m. on a Business Day or on a day which is not a Business Day, service shall be deemed to occur at 9 a.m. on the next following Business Day.

References to time in this clause are to local time in the country of the addressee.
19.2 The addresses and fax numbers of the Parties for the purpose of clause 19.1 are as follows:

(a)	The Vendor:

	Address:	c/o Quintiles Transnational Corp.
4709 Creekstone Drive
Durham, NC 27560, United States of America
	Fax:	+1 919 998 2759
	For the attention of:	John Russell, Esq., General Counsel

(b)	The Purchaser:

	Address:	150 Beach Road
#25-03/04
The Gateway West
Singapore 189720
	Fax:	+65 6438 5925
	For the attention of:	Chief Financial Officer

with copies to:

(i)	PharmaCo:

	Address:	c/o Interpharma Asia Pacific Ltd
6-8 Harbour Road
13th Floor Shui On Center
Wanchai, Hong Kong
	Fax:	+852 2877 5647
	For the attention of:	Chief Financial Officer

(ii)	TLS:

	Address:	60B Orchard Road
#06-18 Tower 2 The Atrium @ Orchard
Singapore 238891
	Fax:	+65 6828 6137
	For the attention of:	Tan Suan Swee / Derek Lau / Dawn Chan

(iii)	The Vendor

	Address:	c/o Quintiles Transnational Corp.
4709 Creekstone Drive
Durham, NC 27560, United States of America
	Fax:	+1 919 998 2759
	For the attention of:	John Russell, Esq., General Counsel

(c)	TLS:

	Address:	60B Orchard Road
#06-18 Tower 2 The Atrium @ Orchard
Singapore 238891
	Fax:	+65 6828 6137
	For the attention of:	Tan Suan Swee / Derek Lau / Dawn Chan

(d)	PharmaCo

Address:	c/o Interpharma Asia Pacific Ltd
6-8 Harbour Road
13th Floor Shui On Center
Wanchai, Hong Kong
Fax:	+852 2877 5647

For the attention of:	Chief Financial Officer
19.3 A Party may notify the other Parties of a change to its name, relevant addressee, address or fax number for the purposes of this clause 19, provided that, such notice shall only be effective on:
(a)	the date specified in the notice as the date on which the change is to take place; or
(b)	if no date is specified or the date specified is less than 5 Business Days after the date on which notice is given, the date following 5 Business Days after notice of any change has been given.
19.4 In proving such service it shall be sufficient to prove that the envelope containing such notice was properly addressed and delivered either to the address shown thereon or into the custody of the postal authorities as a pre-paid recorded delivery, special delivery or registered post letter, or that the facsimile transmission was made after obtaining in person or by telephone appropriate evidence of the capacity of the addressee to receive the same, as the case may be.
20. Counterparts
This Agreement may be executed by the Parties in any number of counterparts, each of which is an original but all of which together constitute one and the same instrument. Each Party may enter into this Agreement by executing any such counterpart.
21. Governing Law and Arbitration
21.1 This Agreement and the relationship between the Parties shall be governed by, and interpreted in accordance with, the laws of Singapore.
21.2 Any dispute, whether contractual or not, arising out of or in connection with this Agreement (including any question regarding its existence, validity or termination) shall be referred to and finally resolved by arbitration in Geneva, conducted in the manner set out below. The UNCITRAL Arbitration Rules shall govern any arbitration under this clause 21.
21.3 The arbitration tribunal shall consist of 3 arbitrators, one to be appointed by each of TLS, the Vendor and PharmaCo. The language of the arbitration shall be English.
21.4 Any dispute over the applicability of this clause 21 and/or the UNCITRAL Arbitration Rules shall be referred to the arbitration tribunal, who shall use best efforts to deliver a decision, reached without holding an oral hearing if the arbitration tribunal so determines, to resolve the dispute within 21 days after the matter is referred to it. The decision of the arbitration tribunal shall be final and binding on the Parties.
21.5 The Parties agree to appoint the International Chamber of Commerce to administrate the arbitration proceedings.
22. Entire Agreement
This Agreement sets out the entire agreement and understanding among the Parties in respect of the Call Option, the Put Option, the Vendor Put Option and the TLS and PharmaCo Call Option

and supersedes all prior oral or written communications, representations or agreements in relation to the subject matter of this Agreement, which shall cease to have any further force or effect. It is agreed that:
(a)	none of the Parties has entered into this Agreement in reliance upon any representation, warranty or undertaking of the other Parties (or any of their respective representatives or professional advisers) which is not expressly set out in this Agreement;
(b)	a Party shall have no claim or remedy in respect of misrepresentation (whether negligent or otherwise) or untrue statements made by the other Parties (or any of its representative or professional advisers); and
(c)	this clause 22 shall not exclude any liability for, or remedy in respect of, fraudulent misrepresentation.
23. No Rights Under Contracts (Rights of Third Parties) Act (Cap. 53B)
A person who is not a party to this Agreement shall have no right under the Contracts (Rights of Third Parties) Act (Cap. 53B) to enforce any of its terms.
24. Further Assurance
24.1 The Purchaser agrees to perform (or procure the performance of) all acts and things and execute and deliver (or procure the execution and delivery of) such documents to give full effect to TLS’ directions in relation to all matters as between the Purchaser and the Vendor in respect of which TLS is expressly authorised to act on behalf of the Purchaser under this Agreement.
24.2 Each of the Parties agrees to perform (or procure the performance of) all further acts and things, and execute and deliver (or procure the execution and delivery of) such further documents, as may be required by law or as may be necessary to implement and/or give effect to this Agreement and the transactions contemplated under it.
25. Power of Attorney
The Purchaser irrevocably appoints TLS as attorney for and in the name of the Purchaser and on the Purchaser’s behalf to sign, seal and deliver and otherwise perfect any documents as may be required by TLS for all matters in respect of which TLS is expressly authorised to act on behalf of the Purchaser under this Agreement. The Purchaser hereby ratifies and confirms and agrees to ratify and confirm whatever TLS as attorney shall do or purport to do in exercise of or purported exercise of any or all powers conferred herein.

SCHEDULE 1
INTERPRETATION
In this Agreement and the Schedules, unless the context otherwise requires:
(i)	the following words shall have the following meanings:

Amended and Restated Shareholders’ Loan Agreement means the agreement dated the same date as this Agreement and made between TLS, PharmaCo, the Vendor and the Purchaser, pursuant to which TLS, PharmaCo and the Vendor have agreed to extend shareholders’ loans of up to a principal amount of US$195,000,000 to the Purchaser on the terms and conditions set out therein;

Business Day means a day (excluding Saturdays, Sundays and public holidays) on which banks generally are open in Singapore, Hong Kong and the United States for the transaction of normal banking business;

Business IP means all Intellectual Property Rights owned by the Group;

Call Option means the right (and not obligation) of the Purchaser to purchase all (and not some only) of the Newco3 Option Shares from the Vendor, upon the terms and subject to the conditions of this Agreement;

Call Option Period means the period referred to in clause 5;

Companies Act means the Companies Act (Cap. 50) as the same may from time to time be amended or supplemented;

Conditions Precedent means the conditions of exercise of either of the Options as set out in clause 7.1;

Consideration means the consideration payable by the Purchaser to the Vendor under clause 4 for the sale and purchase of all (and not some only) of the Newco3 Option Shares;

Costs means liabilities, losses, damages, costs (including legal costs) and expenses (including taxation), in each case of any nature whatsoever;

Disclosure Letter means a letter from the Vendor to the Purchaser disclosing:
(a) information constituting exceptions to the representations and warranties contained in Schedule 4; and
(b) particulars of other matters hereinafter referred to;
Encumbrance includes any mortgage, assignment, debenture, lien, hypothecation, charge, pledge, adverse claim, rent-charge, title retention, claim, equity, option, pre-emption right (other than those which appear in a company’s articles of association or constitutive document), right to acquire, security agreement and security interest or other right of whatever nature and Encumbrances shall be construed accordingly;

Exercise means, as the case may be, an exercise of the Call Option pursuant to clause 2 or an exercise of the Put Option pursuant to clause 3;

Group means the Company and its subsidiaries;

Group Company means any member of the Group and Group Companies shall be construed accordingly;

Intellectual Property Rights means patents, trade marks, service marks, logos, get-up, trade names, internet domain names, rights in designs, copyright (including rights in computer software) and moral rights, database rights, semi-conductor topography rights, utility models, rights in know-how and other intellectual property rights, in each case whether registered or unregistered and including applications for registration, and all rights or forms of protection having equivalent or similar effect anywhere in the world;

Internal IT Systems means the information and communications technologies used by the Group including hardware, proprietary and third party software, networks, peripherals and associated documentation;

Intra-Group Indebtedness means all debts outstanding between members of the Group and members of the Vendor Group (other than those arising in the ordinary course of trading or business);

Licences In means the licences of Intellectual Property Rights which have been granted to the Group;

Licences Out means the licences of Intellectual Property Rights which have been granted by the Group to third parties;

Material Contracts means any agency, marketing, promotion or other representative agreement, contract or arrangement in relation to Quintiles’ Business which:

(a)     has a consideration or annual sales value in excess of US$200,000; or
(b)     involves or would involve expenditure/liabilities (other than those arising in the ordinary course of trading or business) in excess of US$200,000 in absolute terms either on its own or when aggregated with contracts of similar nature.
Newco2 means PharmaLink Asia Pacific Pte. Ltd. (Co. Reg. No. 200500937C), a private limited company incorporated in Singapore with its registered office at 150 Beach Road, #25-03/04 The Gateway West, Singapore 189720;

Newco2 Option Shares means all of the issued shares in the capital of Newco2 legally and beneficially owned by PharmaCo;

Newco3 Completion means completion of the sale and purchase of all (and not some only) of the Newco3 Option Shares under this Agreement;

Newco 3 Option Shares means all of the issued shares in the capital of the Company legally and beneficially owned by the Vendor;

Notice means, depending on the context, a notice in writing in the form of Schedule 2 or Schedule 3;

Options means the Call Option and the Put Option collectively;

Parties means the Vendor, the Purchaser, TLS and PharmaCo collectively and Party means any of them;

Proceedings means any legal action or proceedings arising out of or in connection with this Agreement;

Properties means any freehold, leasehold or other real property (if any) listed in the Disclosure Letter;

Put Option means the right (and not the obligation) of the Vendor to require the Purchaser to purchase all (and not some only) of the Newco3 Option Shares from the Vendor, upon the terms and subject to the conditions of this Agreement;

Put Option Period means the period referred to in clause 6;

QTC means Quintiles Transnational Corp. (Co. Reg. No. 0274393), a corporation incorporated in North Carolina, United States of America with its principal address at 4709 Creekstone Drive, Suite 200, Durham, NC 27703, United States of America;

Quintiles’ Business means the business of providing sales and marketing services in India, Korea, Australia and New Zealand for ethical research based pharmaceutical products through contract sales organisation arrangements under the name and style of “Innovex”;

Quintiles’ Operating Profit means the earnings after tax of Quintiles’ Business. It shall be calculated after (a) including or excluding (as the case may be) a share of common overhead expenses for shared services in the respective countries in which Quintiles’ Business is carried on and (b) including information technology support expenses paid to QTC. It shall exclude (i) non-recurring extraordinary or exceptional operating profit including any gains made or losses incurred on disposals of fixed assets; and (ii) amounts written back for doubtful debts, provisions for obsolescence or other payables created in the periods prior to 1 January 2005;

Subsidiary means Innovex (India) Private Limited, a company incorporated in India;

Taxation means all forms of taxation whether of Singapore or elsewhere in the world, past, present and deferred (including, without limitation, income tax, estate duty, stamp duty, customs and other import or export duties) and levies and all penalties, charges, costs and interest relating to any Taxation Claim;

Taxation Claim includes any notice, demand, assessment, letter or other document issued or action taken by the Inland Revenue Authority of Singapore or other statutory or governmental authority, body or official whosoever (whether of Singapore or elsewhere in the world) whereby the Group is or may be placed or sought to be placed under a liability to make a payment or deprived of any relief, allowance, credit or repayment otherwise available;

US$ means the lawful currency of the United States of America;

Vendor Group means the Vendor, any holding company from time to time of the Vendor and any subsidiary from time to time of the Vendor or such holding company (but excluding any Group Company);

Warranties means the representations and warranties on the part of the Vendor contained in clause 9 read with Schedule 4; and

ZPH means Zuellig Pharma Holdings Limited (Co. Reg. No. LL01201), a company incorporated in Labuan, Malaysia and having its registered office at Brumby House, 1st Floor, Jalan Bahasa, 87011 Labuan, F.T. Labuan, Malaysia;

(ii)	any reference to:
(a)	subsidiary or subsidiaries shall mean a subsidiary or subsidiaries within the meaning set out in Section 5 of the Companies Act; and

(b)	any reference to a registered Intellectual Property Right, includes registrations and applications for registration in respect of that Intellectual Property Right;
(iii)	references in this Agreement to any party include, where appropriate, that party’s personal representatives and successors in title;
(iv)	references to persons shall include individuals, bodies corporate (wherever incorporated), unincorporated associations and partnerships;
(v)	words importing the singular shall, unless the context otherwise requires, include the plural and vice versa; and words importing a specific gender shall include the other genders (i.e. male, female and neuter);
(vi)	the headings are inserted for convenience only and shall not affect the construction of this Agreement;
(vii)	references to a statutory provision shall include such provision and any regulations made in pursuance thereof as may from time to time be modified or re-enacted whether before or after the date of this Agreement so far as such modification or re-enactment applies or is capable of applying to any transactions entered into prior to Newco3 Completion and (so far as liability thereunder may exist or can arise) shall include also any past statutory provisions or regulations (as from time to time modified or re-enacted) which such provisions or regulations have directly or indirectly replaced;
(viii)	references to any legal term used in any applicable jurisdiction (other than Singapore) for any action, remedy, method of judicial proceeding, legal document, legal status, court, official or any other legal concept shall be deemed to include the legal concept which most nearly approximates in Singapore to that legal term;
(ix)	any statement qualified by the expression to the best knowledge of the Vendor or so far as the Vendor is aware or any similar expression shall be deemed to include an additional statement that it has been made after due and careful enquiries and shall be deemed also to include the knowledge of each Group Company;
(x)	references to any transactions effected on or before Newco3 Completion include the combined result of two or more transactions, the first of which shall have taken place (or be deemed to have taken place) or the commencement of which shall have occurred (or be deemed to have occurred) on or before Newco3 Completion; and
(xi)	references to the clauses, Recitals, Schedules and Exhibits are to clauses of, recitals of, and schedules and exhibits to, this Agreement.

SCHEDULE 2
FORM OF CALL OPTION NOTICE
To: Quintiles Asia Pacific Commercial Holdings, Inc.
From: TLS Beta Pte. Ltd. on behalf of Asia Pacific Pharmaceutical Holdings Pte. Ltd.
(Purchaser)
     We refer to the Put and Call Option Agreement (Agreement) dated 23 January 2006 made between (1) yourselves, (2) Asia Pacific Pharmaceutical Holdings Pte. Ltd., (3) TLS Beta Pte. Ltd.; and (4) PharmaCo Investments Ltd. Terms defined in the Agreement shall have the same meanings in this notice.
      On behalf of the Purchaser, we hereby give you notice that we require you to sell to the Purchaser, in accordance with the terms and conditions of the Agreement, all (and not some only) of the Newco3 Option Shares on [ date ], such sale to be completed at [ time ] a.m./p.m. on that date.
     Dated [▪].
Yours faithfully
TLS BETA PTE. LTD.
For and on behalf of
ASIA PACIFIC PHARMACEUTICAL
HOLDINGS PTE. LTD.

By:

Name:
Title:

SCHEDULE 3
FORM OF PUT OPTION NOTICE
To: Asia Pacific Pharmaceutical Holdings Pte. Ltd.
From: Quintiles Asia Pacific Commercial Holdings, Inc.
     We refer to the Put and Call Option Agreement (Agreement) dated 23 January 2006 made between (1) ourselves, (2) yourselves, (3) TLS Beta Pte. Ltd.; and (4) PharmaCo Investments Ltd. Terms defined in the Agreement shall have the same meanings in this notice.
     We hereby give you notice that we require you to purchase from us, in accordance with the terms and conditions of the Agreement, all (and not some only) of the Newco3 Option Shares on [date], such purchase to be completed at [ time ] a.m./p.m. on that date.
     Dated [▪].
Yours faithfully
for and on behalf of
QUINTILES ASIA PACIFIC COMMERCIAL HOLDINGS, INC.

By:

Name:
Title:

SCHEDULE 4
WARRANTIES
1. Information
1.1 Information provided by the Vendor or QTC
All information provided by the Vendor or QTC (or their professional advisers) to TLS, PharmaCo and the Purchaser (or their professional advisers) in writing during the preparation, negotiation and completion of this Agreement is true, complete, accurate and not misleading in any material respect.
1.2 Disclosure
(a)	There are fairly and reasonably disclosed in the Disclosure Letter all facts and matters which are necessary to qualify the statements set out in this Schedule in order that such statements, as so qualified, are true, accurate and not misleading in any material respect.
(b)	All information set out in the Disclosure Letter is true, accurate and not misleading in any material respect.
(c)	Save for the facts and matters set out in the Disclosure Letter, there are no other facts or matters which might reasonably be expected to have a material adverse effect on the financial or trading position or prospects of the Group, taken as a whole.
2. The Vendor and the Group
2.1 Authorisations
(a)	The Vendor has obtained all corporate authorisations and all other applicable governmental, statutory, regulatory or other consents, licences, waivers or exemptions required to empower it to enter into and to perform its obligations under this Agreement.
(b)	The Vendor has obtained all third party consents required for the sale and transfer of the Newco3 Option Shares to the Purchaser.
2.2 The Company and the Newco3 Option Shares
The Newco3 Option Shares have been validly issued, are fully-paid or properly credited as fully-paid, and the Vendor is the sole legal and beneficial owner of the Newco3 Option Shares free from all Encumbrances.
2.3 The Subsidiaries
The Company is the sole legal and beneficial owner of the whole of the issued share capital of each of its subsidiaries free from all Encumbrances.
2.4 Other Interests
The Company does not have any interest of any nature whatsoever in any shares, debentures or other securities issued by any company or other undertaking other than its subsidiaries.

3. Financial Matters
3.1	Accounts

(a)	If at the date of Exercise, the audited consolidated accounts of the Company for financial year ended 31 December 2005 (FY 2005) have been prepared and adopted by the Company, the Vendor shall give the following warranties on the audited consolidated accounts of the Company for FY 2005:
(i)	The audited consolidated accounts of the Company for FY 2005 were prepared in accordance with the law and accounting principles, standards and practices generally accepted in Singapore, and give a true and fair view of the state of affairs of the Company as at FY 2005.

(ii)	Without limiting the generality of paragraph (i):
(A)	the audited consolidated accounts of the Company for FY 2005 either make full provision for or disclose all liabilities (whether actual, contingent or disputed), all outstanding capital commitments and all bad or doubtful debts of the Company as at FY 2005, in accordance with generally accepted accounting principles;

(B)	the audited consolidated accounts of the Company for FY 2005 were prepared under the historical cost convention, complied with the requirements of all relevant laws then in force and with accounting principles, standards and practices generally accepted in Singapore which were then in force;

(C)	any slow moving stock included in the audited consolidated accounts of the Company for FY 2005 has been written down appropriately and any redundant or obsolete stock has been wholly written off, and in no case did the value attributed to any stock included in the audited consolidated accounts exceed the lower of cost and net realisable value as at FY 2005; and

(D)	all work-in-progress valued in the audited consolidated accounts of the Company for FY 2005 was valued on a basis excluding profit and including adequate provision for losses which are or could reasonably be anticipated.
(iii)	Since 31 December 2005 there has been no material adverse change in the financial or trading position, or in the prospects of the Company and no event, fact or matter has occurred which is likely to give rise to any such change.

(iv)	Since 31 December 2005:
(A)	the business of the Company has been carried on in the ordinary and usual course and the Company has not made or agreed to make any payment other than routine payments in the ordinary and usual course of trading;

(B)	no dividend or other distribution has been declared, paid or made by the Company (except for any dividends provided for in the audited accounts of the Company for FY 2005);

(C)	no share or loan capital has been allotted or issued or agreed to be allotted or issued by the Company;

(D)	there has been no material change in the level of borrowing or in the working capital requirements of the Company;

(E)	all transactions between the Company and members of the Vendor Group have been on arm’s length terms;

(F)	no contract, liability or commitment (whether in respect of capital expenditure or otherwise) has been entered into by the Company which is of a long term or unusual nature or which involved or could involve an obligation of a material nature or magnitude (a liability for expenditure in excess of US$500,000 being regarded as material for this purpose);

(G)	the Company has not (whether in the ordinary and usual course of business or otherwise) acquired or disposed of, or agreed to acquire or dispose of, any business or any asset having a value in excess of US$500,000;

(H)	no debtor has been released by the Company on terms that it pays less than the book value of its debt and no debt owing to the Company has been deferred, subordinated or written off or has proved to any extent irrecoverable;

(I)	no change has been made in terms of employment, including pensions or retirement benefits, by the Company (other than those required by law and any increase in the remuneration of any employee consistent with past practice for the preceding 3 years in respect of such employee);

(J)	there has been no unusual increase or decrease in the level of the stock and/or work in progress of the Company;

(K)	there has been no material increase or decrease in the levels of debtors or creditors or in the average collection or payment periods for the debtors and creditors respectively;

(L)	the Company has not repaid any borrowing or indebtedness in advance of its stated maturity;

(M)	no resolution of the members of the Company has been passed whether in general meeting or otherwise (other than resolutions relating to the routine business of annual general meetings); and

(N)	the business of the Company has not been affected by any abnormal factor not affecting to a similar extent generally all companies carrying on similar businesses.
(b)	If at the date of Exercise, the audited consolidated accounts of the Company for FY 2005 have not been prepared and adopted by the Company, the Vendor shall give the following warranties on the unaudited management accounts of the Company for all periods commencing from the date of incorporation of the Company and ending on the last day of the preceding month of the date of Exercise:

Having regard to the purpose for which such unaudited management accounts were prepared,
(i)	they are not misleading in any material respect;

(ii)	they neither materially over-state the value of the assets nor materially under-state the liabilities of the Company as at the date to which they were drawn up; and

(iii)	they do not materially over-state the profits of the Company in respect of the periods to which they relate.
(c)	The Vendor shall give the following warranties on the audited accounts of the Subsidiary as at the last day of the most recent financial year (Last Accounts Date):
(i)	The audited accounts of the Subsidiary as at the Last Accounts Date were prepared in accordance with the law and accounting principles, standards and practices generally accepted in India, and give a true and fair view of the state of affairs of the Subsidiary as at the Last Accounts Date.

(ii)	Without limiting the generality of paragraph (i):
(A)	the audited accounts of the Subsidiary as at the Last Accounts Date either make full provision for or disclose all liabilities (whether actual, contingent or disputed), all outstanding capital commitments and all bad or doubtful debts of the Subsidiary as at the Last Accounts Date, in accordance with generally accepted accounting principles in India;

(B)	the audited accounts of the Subsidiary ended on the Last Accounts Date were prepared under the historical cost convention, complied with the requirements of all relevant laws then in force and with accounting principles, standards and practices generally accepted in India which were then in force;

(C)	any slow moving stock included in the audited accounts of the Subsidiary has been written down appropriately and any redundant or obsolete stock has been wholly written off, and in no case did the value attributed to any stock included in the audited accounts exceed the lower of cost and net realisable value as at the Last Accounts Date; and

(D)	all work-in-progress valued in the audited accounts of the Subsidiary as at the Last Accounts Date was valued on a basis excluding profit and including adequate provision for losses which are or could reasonably be anticipated.
(iii)	Since the Last Accounts Date there has been no material adverse change in the financial or trading position, or in the prospects of the Subsidiary and no event, fact or matter has occurred which is likely to give rise to any such change.

(iv)	Since the Last Accounts Date:
(A)	the business of the Subsidiary has been carried on in the ordinary and usual course and the Subsidiary has not made or agreed to make any payment other than routine payments in the ordinary and usual course of trading;

(B)	no dividend or other distribution has been declared, paid or made by the Subsidiary (except for any dividends provided for in the audited accounts of the Subsidiary as at the Last Accounts Date);

(C)	no share or loan capital has been allotted or issued or agreed to be allotted or issued by the Subsidiary;

(D)	there has been no material change in the level of borrowing or in the working capital requirements of the Subsidiary;

(E)	all transactions between the Subsidiary and members of the Vendor Group have been on arm’s length terms;

(F)	no contract, liability or commitment (whether in respect of capital expenditure or otherwise) has been entered into by the Subsidiary which is of a long term or unusual nature or which involved or could involve an obligation of a material nature or magnitude (a liability for expenditure in excess of US$200,000 being regarded as material for this purpose);

(G)	the Subsidiary has not (whether in the ordinary and usual course of business or otherwise) acquired or disposed of, or agreed to acquire or dispose of, any business or any asset having a value in excess of US$200,000;

(H)	no debtor has been released by the Subsidiary on terms that it pays less than the book value of its debt and no debt owing to the Subsidiary has been deferred, subordinated or written off or has proved to any extent irrecoverable;

(I)	no change has been made in terms of employment, including pensions or retirement benefits, by the Subsidiary (other than those required by law and any increase in the remuneration of any employee consistent with past practice for the preceding 3 years in respect of such employee);

(J)	there has been no unusual increase or decrease in the level of the stock and/or work in progress of the Subsidiary;

(K)	there has been no material increase or decrease in the levels of debtors or creditors or in the average collection or payment periods for the debtors and creditors respectively;

(L)	the Subsidiary has not repaid any borrowing or indebtedness in advance of its stated maturity;

(M)	no resolution of the members of the Subsidiary has been passed whether in general meeting or otherwise (other than resolutions relating to the routine business of annual general meetings); and

(N)	the business of the Subsidiary has not been affected by any abnormal factor not affecting to a similar extent generally all companies carrying on similar businesses.
3.2 Working Capital
Having regard to existing bank and other financial facilities, each Group Company has sufficient working capital available to it as at the date of this Agreement to enable it to continue to carry on its business in its present form and at its present level of turnover and for the purpose of performing in accordance with their terms all present orders, projects and other obligations.

4. Accounting and other Records
4.1	The statutory books, books of account and other records of each Group Company:

(a)	are up-to-date and have been maintained in accordance with all applicable laws and generally accepted accounting practices in the relevant jurisdiction applicable to it on a proper and consistent basis;

(b)	comprise materially complete and accurate records of all information required to be recorded therein; and

(c)	are in its possession or under its control together with all documents of title and executed copies of all existing agreements to which it is a party.

4.2	All accounts, documents and returns required by law to be delivered or made by any Group Company to the relevant authorities have been duly and correctly delivered or made.
5. Debt Position
5.1	Debts owed to the Group

(a)	There is no Intra-Group Indebtedness owed to the Group.

(b)	There are no debts owing to any Group Company other than trade debts incurred in the ordinary and usual course of business which as at 31 December 2005 do not exceed US$10,000,000 in aggregate for the Group as a whole.

5.2	Debts owed by the Group

(a)	As at the Business Transfer Effective Date, no Group Company has outstanding any borrowing or indebtedness in the nature of borrowing (including, without limitation, any indebtedness for moneys borrowed or raised under any acceptance credit, bond, note, bill of exchange or commercial paper, finance lease, hire purchase agreement, trade bills (other than those on terms normally obtained), forward sale or purchase agreement or conditional sale agreement or other transaction having the commercial effect of a borrowing).

(b)	No Group Company has received any notice to repay under any agreement relating to any borrowing or indebtedness in the nature of borrowing which is repayable on demand.

(c)	There has not occurred any event of default or any other event or circumstance which would entitle any person to call for early repayment under any agreement relating to any borrowing or indebtedness of any Group Company or to enforce any security given by any Group Company (or, in either case, any event or circumstance which with the giving of notice and/or the lapse of time and/or a relevant determination would constitute such an event or circumstance).
6. Regulatory Matters
6.1	Licences

(a)	Each Group Company has obtained all licences, permissions, authorisations and consents required for carrying on its business effectively in the places and in the manner in which such business is now carried on.

(b)	The licences, permissions, authorisations and consents referred to in paragraph (a) are issued and held in the name of the relevant Group Company, are in full force and effect,

are not limited in duration or subject to any unusual or onerous conditions and have been complied with in all respects.

(c)	To the best of the knowledge of the Vendor, there are no circumstances which indicate that any of the licences, permissions, authorisations or consents referred to in paragraph (a) will or are likely to be revoked or not renewed, in whole or in part (whether as a result of the acquisition of the Newco3 Option Shares by the Purchaser or otherwise).

6.2	Compliance with Laws

(a)	Each Group Company has conducted its business and corporate affairs in accordance with its memorandum and articles of association (or other constitutive documents) and all applicable laws and regulations (whether in Singapore or any other jurisdiction).

(b)	No Group Company is in default of any order, decree or judgment of any court or any governmental or regulatory authority (whether of Singapore or any other jurisdiction).
7. The Group’s Assets
7.1	Ownership and Title
All assets of each Group Company (including all debts due to it) which are included in the Master Business Transfer Agreement or have otherwise been represented as being its property or due to it or as at the date of completion of the transfer of Quintiles’ Business from the relevant Quintiles Group Member to the relevant Company Group Member under the Master Business Transfer Agreement (Business Transfer Completion Date) used or held for the purposes of its business were at the relevant Business Transfer Completion Date the absolute property of the relevant Group Company and (save for those subsequently disposed of or realised in the ordinary course of business) all such assets and those which have subsequently been acquired or arisen are the absolute property of the relevant Group Company and none is the subject of any Encumbrance or the subject of any factoring arrangement, hiring or leasing agreement, hire-purchase agreement, conditional sale or credit sale agreement, agreement for payment on deferred terms or any similar agreement or arrangement (or any agreement or obligation, including a conditional obligation, to create or enter into any of the foregoing) except for:
(a)	any hire or lease agreement in the ordinary course of business;
(b)	title retention provisions in respect of goods and materials supplied to it in the ordinary course of business;
(c) liens arising in the ordinary course of business by operation of law.
7.2	Possession and Third Party Facilities
(a)	All of the assets owned by each Group Company, or in respect of which any Group Company has a right of use, are in the possession or under the control of that Group Company.
(b)	Where any assets are used but not owned by any Group Company or any facilities or services are provided to any Group Company by any third party, there has not occurred any event of default or any other event or circumstance which may entitle any third party to terminate any agreement or licence in respect of the provision of such facilities or services (or any event or circumstance which with the giving of notice and/or the lapse of time and/or a relevant determination would constitute such an event or circumstance).

7.3	Adequacy of Assets
(a)	The assets of each Group Company and the facilities and services to which each Group Company has a contractual right include all rights, properties, assets, facilities and services necessary or desirable for the carrying on of the business of that Group Company in the manner in which it is currently carried on.
(b)	No Group Company depends in any material respect upon the use of assets owned by, or facilities or services provided by, any member of the Vendor Group.
7.4	Condition
All the plant, machinery, equipment and vehicles used by each Group Company:
(a)	are in a good state of repair and have been regularly and properly maintained in compliance with applicable regulations and the terms and conditions of any applicable agreement in all material respects;

(b)	are capable of being used for the purposes for which they were acquired or are retained; and

(c)	are not dangerous, obsolete or in need of renewal or replacement.

7.5	Fixed Asset Registers
The fixed asset registers of each Group Company comprise a complete and accurate record of all the plant, machinery, equipment and vehicles owned or possessed by that Group Company.
7.6 Insurances
(a)	All insurances maintained by or covering members of the Group are in full force and effect and to the best of the knowledge of the Vendor, there are no circumstances which might lead to any liability under such insurances being avoided by the insurers or the premiums being increased. Newco3 Completion will not have the effect of terminating, or entitling any insurer to terminate, cover under any such insurance.
(b)	No claim is outstanding by any Group Company under any such policy of insurance and, to the best knowledge of the Vendor, there are no circumstances likely to give rise to such a claim.

7.7	Real Property
(a)	No Group Company owns or has any interest in any freehold property, leasehold property or other real property other than the Properties.

(b)	No Group Company occupies or has any interest in any property other than the Properties.
(c)	All rents and other outgoings in respect of the Properties have been paid and the requirements of all leases, agreements, notices, statutory requirements, planning approvals and bye-laws affecting the Properties have been complied with in all respects.
(d)	There is no outstanding statutory or informal notice, order or requirement relating to any of the Properties or any business carried on thereat or the use thereof.
(e)	There is no proposal or notice or any indication of intention of any authority involving compulsory acquisition, demolition, change of zoning or planning approval, or otherwise adversely affecting any of the Properties.

(f)	Each of the Properties complies with all regulations relating to fire safety, health and safety at work, factories, control of pollution and storage of inflammable or other substances.
(g)	Each of the Properties has full rights of access and egress via roads which are maintained at public expense, drains into a public sewer and is served by water, electricity and gas utilities which connect directly to the public mains without passing through any land in the occupation or ownership of a third party.
(h)	None of the Properties is subject to any covenant, planning requirement, notice order or any other restriction or requirement which might prevent it from being used for the purpose for which it is presently being used.
8. Intellectual Property and Information Technology
8.1	Business IP

(a)	Save as disclosed in the Disclosure Letter, none of the Group Companies has any Business IP.
(b)	One or more Group Companies owns all of the rights and interests in, and has title to, the Business IP. The Business IP is valid and subsisting.
(c)	One or more Group Companies is the registered proprietor of the registrations and applications included in the Business IP, and the registrations and applications are not subject to, or to the best of the knowledge of the Vendor, likely to be subject to, amendment, challenge, removal or surrender. To the best of the knowledge of the Vendor, there is nothing which might prevent the applications from being granted.
(d)	No compulsory licences, licences of right or anything similar have been, or are likely to be, granted for the Business IP.
(e)	All application, filing, registration, renewal and other fees for the Business IP have been paid.
8.2	Licences In and Licences Out
(a)	Save as disclosed in the Disclosure Letter, none of the Group Companies has any Licences In or Licences Out.
(b)	The Licences In and the Licences Out are binding and in force. The Company is not in default in respect of any of such licences, and to the best of the knowledge of the Vendor, there are no grounds on which they might be terminated by the relevant counterparties. No disputes have arisen or, to the best of the knowledge of the Vendor, are foreseeable in connection with them.
(c)	The Licences In cover all of the Intellectual Property Rights used (but not owned) by the Group. None of the Licences In is due to expire on or before 31 December 2006.
(d)	The Licences Out do not restrict the Group from using the Intellectual Property Rights to which they relate. The Licences Out vest goodwill resulting from the licensee’s use of Intellectual Property Rights in one or more Group Companies.
8.3	No Infringement by Group
(a)	None of the operations of the Group infringes, or to the best of the knowledge of the Vendor, is likely to infringe, the Intellectual Property Rights of a third party.

(b)	No claim has been made by a third party which alleges that the operations of the Group infringe the Intellectual Property Rights of such third party or which otherwise disputes the right of a Group Company to use the Intellectual Property Rights owned or used by the Group. The Vendor is not aware of any circumstances likely to give rise to such a claim.
8.4	No Infringement by Third Parties
(a)	No third party is infringing, or to the best of the knowledge of the Vendor, is likely to infringe, the Intellectual Property Rights owned or used by the Group.
(b)	No claim has been made by the Group which alleges that a third party is infringing the Intellectual Property Rights owned or used by the Group or which otherwise disputes the right of a third party to use the Intellectual Property Rights owned or used by the Group. The Vendor is not aware of any circumstances likely to give rise to such a claim.
(c)	No Group Company has acquiesced in the unauthorised use by a third party of the Intellectual Property Rights owned or used by the Group.
(d)	There have been no acts or omissions by any Group Company which would prejudice the rights of the Purchaser to enforce the Intellectual Property Rights owned or used by the Group. In particular, transactions relating to them have been registered promptly, and within applicable time limits.
8.5	Confidential Information
(a)	Confidential information of the Group, or which has been used by the Group, has been kept confidential and has not been disclosed to third parties except in the ordinary course of business and subject to written confidentiality obligations from the third party. The confidentiality obligations have not been breached.
(b)	None of the operations of the Group involves the unauthorised use of confidential information disclosed in circumstances which might entitle a third party to make a claim against a Group Company.
(c)	Except for agreements entered into in the ordinary course of business, the Group is not subject to any obligation which restricts the free use or disclosure of confidential information used by the Group.
8.6	Adequacy of Intellectual Property Rights
The Group owns, or has licensed to it, all Intellectual Property Rights which are required to carry on the Group’s business as it is presently carried on.
8.7	Encumbrances
The Intellectual Property Rights owned or used by the Group are not subject to any Encumbrance.
8.8	Restrictions on Use
(a)	There are no agreements or arrangements which restrict the disclosure, use or assignment by the Group of the Intellectual Property Rights owned or used by the Group.
(b)	The Group is not under any obligation to pay any royalty, licence fee or other consideration, or to obtain approval or consent, for use of the Intellectual Property Rights owned or used by the Group.

8.9	Loss of Intellectual Property Rights
The Intellectual Property Rights owned or used by the Group will not be lost, or rendered liable to termination, by virtue of the acquisition of the Newco3 Option Shares or the performance of this Agreement.
8.10	Disclosure, Assignment and Inventions
(a)	Each of the Group’s employees and independent contractors who, either alone or with others, has created, developed or invented Intellectual Property Rights which the Group uses or might use has entered into a written agreement with a Group Company which obliges them to disclose and assign the Intellectual Property Rights to one or more Group Companies.
(b)	No claims have been made or to the best of the knowledge of the Vendor, threatened by employees or ex-employees of any Group Company in any jurisdiction for inventor compensation or anything similar.
8.11	List of Brands
Exhibit A contains a complete and accurate list of all brands (including registered and unregistered trade marks, trade names and logos) owned or used by the Group.
8.12	Documentation
Complete and accurate records, files and documents have been maintained for all material Intellectual Property Rights owned or used by the Group and the records, files and documents are in the Group’s possession or under its control.
8.13	Information Technology
(a)	The Internal IT Systems are either owned by, or properly licensed or leased to, a member of the Group. The relevant Group Company is not in default under the licences or leases and to the best of the knowledge of the Vendor, there are no grounds on which they might be terminated.
(b)	The Group has not authorised a third party to modify, reverse engineer or create derivative works of software or systems included in the Internal IT Systems or licensed by the Group to third parties.
(a)	There are no circumstances in which the ownership, benefit, or right to use the Internal IT Systems may be lost by virtue of the acquisition of the Newco3 Option Shares or the performance of this Agreement.
(b)	The Internal IT Systems and the manual and automated data of the Group are maintained and operated by the Group. The Internal IT Systems comprise assets which are controlled by the Group only.
(c)	The Group has binding maintenance and support contracts for the Internal IT Systems. To the best of the knowledge of the Vendor, there is no reason to believe that the contracts will not be renewed when they expire on the same or substantially similar terms.
(d)	The Internal IT Systems have not failed to any material extent and the data which they process has not been corrupted. The Internal IT Systems do not contain viruses, bugs or things which distort their proper functioning, permit unauthorised access or disable them without the consent of the user.

(e)	The Group has, in accordance with best industry practice, taken precautions to preserve the availability, security and integrity of the Internal IT Systems and the data and information stored on the Internal IT Systems.
(f)	The Internal IT Systems do not contain third party software or systems which are not available from third party suppliers on arms’ length commercial terms.
9. Contractual Matters
9.1	Contracts
(a)	Exhibit C lists all Material Contracts.
(b)	There is not outstanding any agreement or arrangement to which any Group Company is a party which, by virtue of the acquisition of the Newco3 Option Shares by the Purchaser or other performance of the terms of this Agreement, will result in:
(i)	any other party being relieved of any obligation or becoming entitled to exercise any right (including any right of termination or any right of pre-emption or other option); or

(ii)	the Group Company being in default under any such agreement or arrangement or losing any benefit, right or licence which it currently enjoys, or in a liability or obligation of any Group Company being created or increased.
9.2	Defaults
No Group Company is in default under any Material Contract and to the best of the knowledge of the Vendor, there are no circumstances likely to give rise to any such default.
9.3	Terminated or Re-negotiation
No principal has terminated, re-negotiated or indicated an intention to re-negotiate the existing terms of any Material Contract.
9.4	Trading Relationships
Since the date of incorporation of the Company, no customer of or supplier to any Group Company has ceased to deal with that Group Company or has indicated an intention to cease to deal with that Group Company, either in whole or in part, and, to the best of the knowledge of the Vendor, no such person is likely to cease to deal with that Group Company or deal with that Group Company on a smaller scale (whether as a result of the acquisition of the Newco3 Option Shares by the Purchaser or other performance of the terms of this Agreement or for any other reason).
9.5	Principal Suppliers and Customers
No single supplier or customer (including any person connected in any way with any such supplier or customer) accounts either for more than ten percent (10%) of the aggregate value of all purchases or for more than ten percent (10%) of the aggregate value of all sales of any Group Company.
9.6	Grants
No Group Company has done or agreed to do anything as a result of which, and the acquisition of the Newco3 Option Shares by the Purchaser or other performance of the terms of this Agreement is not likely to have the result that, either:

(a)	any investment or other grant or allowance paid to any Group Company is or will be liable to be refunded in whole or in part; or
(b)	any such grant or allowance for which application has been made by any Group Company will not be paid or will be reduced.
10. Litigation and Investigations
10.1	Litigation
(a)	Except as plaintiff in the collection of debts arising in the ordinary course of business (none of which exceeds US$100,000 individually and which do not exceed US$500,000 in aggregate), no Group Company is a plaintiff or defendant in or otherwise a party to any litigation, arbitration or administrative proceedings which are in progress, and to the best of the knowledge of the Vendor, threatened or pending by or against or concerning any Group Company or any of its assets.
(b)	No governmental or official investigation or inquiry concerning any Group Company is in progress or pending.
(c)	The Vendor is not aware of any circumstances which are likely to give rise to any such proceeding, investigation or inquiry as is referred to in paragraph (a) or paragraph (b) above.
10.2	Defective Products
No Group Company has manufactured, sold or supplied any product or service which is, was or will become in any material respect faulty, defective or dangerous (unless inherently dangerous) or which does not comply in any material respect with any warranties or representations expressly or impliedly made by any Group Company or with all applicable laws, regulations, standards and requirements.
11. Directors and Employees
11.1	Employees
(a)	Exhibit B sets out a list of all key sales, marketing and registration staff of each Group Company.
(b)	No Group Company has entered into any arrangements regarding any future variation in any contract of employment in respect of any of its directors and key sales, marketing and registration staff or any agreement imposing an obligation on the Group Company to increase the basis and/or rates of remuneration and/or the provision of other benefits in kind to or on behalf of any of its directors and key sales, marketing and registration staff at any future date.
11.2	Agreements
(a)	There is not in existence any written or unwritten contract of employment with a director or key sales, marketing and registration staff of any Group Company (or any contract for services with any such person) which cannot be terminated by three (3) months’ notice or less (or where not expressly provided in the contract, by reasonable notice) without giving rise to any claim for damages or compensation.
(b)	There is not in existence any contract of service with key sales, marketing and registration staff of any Group Company carrying remuneration at a rate in excess of US$300,000 per annum or any consultancy agreements with any Group Company with fees in excess of US$100,000.
(c)	There are no amounts owing to any present or former directors or employees of any Group Company other than remuneration accrued due or for reimbursement of business expenses.
(d)	Save to the extent (if any) to which provision or allowance has been made in the accounts referred to in paragraph 3.1(a) or (b) or (c) (as the case may be), the Company has not made or agreed to make any payment to or provided or agreed to provide any benefit for any present or former director or employee which is not allowable as a deduction for the purposes of taxation.
11.3	Compliance
Each Group Company has in relation to each of its employees (and so far as relevant to each of its former employees) complied in all material respects with all statutes, regulations, codes of conduct, collective agreements, terms and conditions of employment, orders and awards relevant to their conditions of service or to the relations between it and its employees (or former employees, as the case may be) or any recognised trade union.
11.4	Disputes
No dispute regarding a claim of material importance has arisen between any Group Company and any of its employees (or any trade union, organisation, association or other body representing all or any of such employees) and there are no present circumstances which are likely to give rise to any such dispute.
11.5	Incentive Schemes
No Group Company has in existence (or is proposing to introduce) any share incentive scheme, share option scheme or profit sharing, bonus, commission or other incentive scheme for all or any of its directors or employees.
11.6 Payments on Termination
Except to the extent (if any) to which provision or allowance has been made in the accounts referred to in paragraph 3.1(a) or (b) or (c) (as the case may be) of each Group Company:
(a)	no outstanding liability has been incurred by any Group Company for breach of any contract of employment or for services or redundancy payments, protective awards, compensation for wrongful dismissal or unfair dismissal or for failure to comply with any order for the reinstatement or re-engagement of any employee or for any other liability accruing from the termination of any contract of employment or for services; and
(b)	no gratuitous payment has been made or benefit given (or promised to be made or given) by any Group Company in connection with the actual or proposed termination or suspension of employment, or variation of any contract of employment, of any present or former director or employee of any Group Company.
11.7 Pension Schemes
There are not in existence (nor has any proposal been announced to establish) any retirement, death or disability benefit schemes for directors or employees nor are there any obligations to present or former directors or employees with regard to retirement, death or disability pursuant to which any Group Company is or may become liable to make payments. No pension, retirement or sickness gratuity is currently being paid or has been promised by any Group Company to any former director or employee.

11.8 Effect of Sale
To the best of the knowledge of the Vendor, no key sales, marketing and registration staff of any Group Company intends to resign as a result of the acquisition of the Newco3 Option Shares by the Purchaser or other performance of the terms of this Agreement.
12. Insolvency
12.1 No order has been made, petition presented or meeting convened for the purpose of considering a resolution for the winding up of any Group Company or for the appointment of any provisional liquidator. No petition has been presented for the appointment of a judicial manager, administrator, receiver, custodian or similar official, and no such official has been so appointed, in respect of the whole or any part of any of the property, assets and/or undertaking of any Group Company.
12.2 No composition in satisfaction of the debts of any Group Company, or scheme of arrangement of its affairs, or compromise or arrangement between it and its creditors and/or members or any class of its creditors or members, has been proposed, sanctioned or approved.
12.3 No distress, distraint, charging order, garnishee order, execution or other process has been levied or applied for in respect of the whole or any part of any of the property, assets and/or undertaking of any Group Company.
12.4 No Group Company has been party to any transaction with any third party or parties which, in the event of any such third party becoming insolvent, going into liquidation or judicial management or a bankruptcy order being made in relation to it or him, is likely to constitute (in whole or in part) a transaction at an undervalue, a preference, an invalid floating charge or an extortionate credit transaction, or which could be set aside under the applicable insolvency laws.
12.5 All charges and other forms of security in favour of any Group Company required to be registered in accordance with the applicable laws or formalities of the relevant jurisdiction(s) have been so registered and comply with all other necessary formalities as to registration or otherwise.
12.6 To the best of the knowledge of the Vendor, no circumstances exist which are likely to give rise to the occurrence of any events or circumstances described in paragraphs 12.1 to 12.5.
13. Taxation and Tax Returns
13.1 Save for Taxation arising from transactions entered into by a Group Company in its ordinary course of business, there is no liability to Taxation in respect of which a Taxation Claim could be made against such Group Company and there are no material circumstances likely to give rise to such a liability.
13.2 All deductions required to be made by any Group Company in respect of contributions (including employer’s contributions) to any relevant competent authority have been so made or accrued where permitted by the accounting principles, standards and practices generally accepted in the United States or, in relation to the Subsidiary, India.
13.3 Each Group Company has duly made all returns and given or delivered all notices, accounts and information which ought to have been made, given or delivered for the purposes of Taxation and all such returns, notices, accounts and information (and all other information supplied to the relevant fiscal authorities for any such purpose) have been correct and made on a proper basis and none of such returns, notices, accounts or information is disputed by the fiscal authority concerned and to the best of the knowledge of the Vendor, there is no fact which might be the occasion of any such dispute or of any Taxation Claim.

14. Environmental
Each Group Company has complied with all applicable requirements imposed by relevant environmental health and safety laws and regulations (insofar as these protect the environment and prevent contamination) and has incurred no liability as a result of any breach of any such requirements which is attributable to the operations of such Group Company or the ownership or use of its assets. To the best of the Vendor’s knowledge, there are no circumstances likely to give rise to any such liability. Each Group Company has taken all reasonable steps to prevent damage to the environment which could give rise to a third party claim or render any premises used or occupied by such Group Company unusable or subject to an order for decontamination or a similar procedure.

SCHEDULE 5
LIMITATIONS OF LIABILITY UNDER CLAUSE 9.6
1. LIMITATION OF LIABILITY
Notwithstanding the provisions of clause 9.1, the Vendor shall not be liable for breach of Warranty:
1.1	Time Limits: in respect of any claim unless notice of such claim is given in writing by the Purchaser, TLS and/or PharmaCo (as the case may be) to the Vendor setting out such details as are available of the specific matter in respect of which the claim is made including an estimate of the amount of such claim, if practicable, within 3 years following Newco3 Completion;
1.2	Minimum Claims: in respect of any claim arising from any single circumstance if the amount of the claim does not exceed US$50,000 but the Vendor shall not be liable for a claim in excess of that amount unless the liability determined in respect of any such claim (excluding interest, costs and expenses) also exceeds that amount;
1.3	Aggregate Minimum Claims: in respect of any claim unless the aggregate amount of all claims for which the Vendor would otherwise be liable for breach of Warranty exceeds US$100,000 but if the aggregate liability in respect of all such claims exceeds that figure then subject as provided elsewhere in this Schedule 5 all claims, including claims previously notified, shall accrue against and be recoverable from the Vendor;
1.4	Maximum Claims: in respect of any claim to the extent that the aggregate amount of the liability of the Vendor for all claims made for breach of Warranty would exceed US$33,330,000;
1.5	Contingent Liabilities: in respect of any liability which is contingent unless and until such contingent liability becomes an actual liability and is due and payable but this paragraph 1.5 shall not operate to avoid a claim made in respect of a contingent liability within the time limit and containing such details as are specified in paragraph 1.1 above;
1.6	Voluntary Acts, etc.: in respect of any matter, act, omission or circumstance (or any combination thereof) (including, for the avoidance of doubt, the aggravation of a matter or circumstance) to the extent that the same would not have occurred but for:
(a)	Voluntary Acts of the Purchaser: any voluntary act, omission or transaction of the Purchaser or the Company, or its directors, employees or agents or successors in title, after Newco3 Completion done or omitted to be done otherwise than in the ordinary and usual course of business of the Company and in the knowledge that such act, omission or transaction might give rise to, or increase the extent of, a claim under this Agreement otherwise than in the ordinary and usual course of business or pursuant to a legally binding commitment vested on or before Newco3 Completion and such claim could have been reasonably foreseeable as a result of such act, omission or transaction;

(b)	Voluntary Acts of TLS or PharmaCo: any voluntary act, omission or transaction of TLS or PharmaCo, or its directors, employees or agents or successors in title, after Newco3 Completion done or omitted to be done otherwise than in the ordinary and usual course of business of TLS or PharmaCo (as the case may be) and in the knowledge that such act, omission or transaction might give rise to, or increase the extent of, a claim under this Agreement otherwise than in the ordinary and usual course of business or pursuant to a legally binding commitment vested on or before Newco3 Completion and such claim could have been reasonably foreseeable as a result of such act, omission or transaction; or

(c)	Changes in Legislation: the passing of, or any change in, after the date of this Agreement, any law, rule, regulation or administrative practice of any government, governmental department, agency or regulatory body including (without prejudice to the generality of the foregoing) any increase in the rates of Taxation or any imposition of Taxation or any withdrawal of relief from Taxation not actually (or prospectively) in effect at the date of this Agreement; and
1.7	Fraud, etc.: none of the limitations contained in paragraph 1 of this Schedule 5 shall apply to any claim which arises or is increased, or to the extent to which it arises or is increased, as the consequence of, or which is delayed as a result of, fraud, wilful misconduct or wilful concealment by the Vendor or any officer or employee of the Vendor or any of the directors of the Group Companies.
2. CONDUCT OF CLAIMS
2.1	Notification: If the Purchaser, any Group Company, TLS or PharmaCo becomes aware of any matter that may give rise to a claim against the Vendor for breach of Warranty, notice of that fact shall be given as soon as possible to the Vendor but any failure to give such notice shall not affect the rights of the Purchaser, TLS and PharmaCo under this Agreement.
2.2	Investigation by the Vendor: Without prejudice to the validity of the claim or alleged claim in question, the Purchaser shall allow, and shall procure that the relevant Group Company allows, the Vendor and its accountants and professional advisers to investigate the matter or circumstance alleged to give rise to such claim and whether and to what extent any amount is payable in respect of such claim and for such purpose the Purchaser shall give, and shall procure that the relevant Group Company gives, subject to their being paid all costs and expenses, all such information and assistance, including access (by prior appointment) to premises and personnel, and the right to examine and copy or photograph any assets, accounts, documents and records as the Vendor or its accountants or professional advisers may reasonably request. The Vendor agrees to keep all such information confidential and only to use it for the purpose of the claim in question. Provided that this obligation shall not apply to any information that the Purchaser or the relevant Group Company is prohibited to disclose by law, any stock exchange or governmental or regulatory authority or by reason of an obligation of confidentiality being owed to any third party.
2.3	Third Party Claim/Liability: If the claim in question is a result of, or in connection with, a claim by or liability to a third party then:
(a)	no admission of liability shall be made by or on behalf of the Purchaser or any Group Company and the claim shall not be compromised, disposed of or settled without the consent of the Vendor;

(b)	subject to the Purchaser and the Group Companies not being adversely affected, the Vendor shall be entitled at its own expense and in its discretion to take such action as it shall deem necessary to avoid, dispute, deny, defend, resist, appeal, compromise or contest such claim or liability (including, without limitation, making counterclaims or other claims against third parties) in the name of and on behalf of the Purchaser or the Group Company concerned and to have the conduct of any related proceedings, negotiations or appeals subject to the Purchaser or such Group Company (as the case may be) being fully indemnified by the Vendor as to all costs and expenses which the Purchaser or such Group Company may incur by reason of any such action; and

(c)	the Purchaser will give and procure that the relevant Group Company gives, subject to their being paid all costs and expenses, all such information and assistance, including access (by prior appointment) to premises and personnel, and the right to examine and copy or photograph any assets, accounts, documents and records, for the purpose of avoiding, disputing, denying, defending, resisting, appealing, compromising or contesting any such claim or liability as the Vendor or its professional advisers reasonably request. The Vendor agrees to keep all such information confidential and only to use it for the purpose of the claim in question. Provided that this obligation shall not apply to any information that the Purchaser or the relevant Group Company is prohibited to disclose by law, any stock exchange or governmental or regulatory authority or by reason of an obligation of confidentiality being owed to any third party.
3. SUBSEQUENT RECOVERY
If the Vendor pays an amount in discharge of any claim for breach of Warranty and the Purchaser or any Group Company subsequently recovers (whether by payment, discount, credit, relief or otherwise) from a third party, and is entitled to retain, a sum which is referable to the subject matter of the claim and which would not otherwise have been received by the Purchaser, the Purchaser shall pay, or shall procure that the relevant Group Company pays, to the Vendor an amount equal to (a) the sum recovered from the third party less any costs and expenses incurred in obtaining such recovery and less any Taxation attributable to the recovery after taking account of any tax relief available in respect of any matter giving rise to the claim, or (b) if less, the amount previously paid by the Vendor to the Purchaser less any Taxation attributable to it.

This Agreement has been signed by or on behalf of the Parties on the date stated at the beginning of the document.

Signed by Ron Wooten, President	)	/s/ Ron Wooten
)
for and on behalf of	)
QUINTILES ASIA PACIFIC COMMERCIAL	)
HOLDINGS, INC.	)
in the presence of: Eric Green, Assistant Secretary	)	/s/ Eric Green

Signed by Derek Lau	)	/s/ Derek Lau
)
for and on behalf of	)
ASIA PACIFIC PHARMACEUTICAL	)
HOLDINGS PTE. LTD.	)
in the presence of: Dawn Chan	)	/s/ Dawn Chan

Signed by Derek Lau	)	/s/ Derek Lau
)
for and on behalf of	)
TLS BETA PTE. LTD.	)
in the presence of: Dawn Chan	)	/s/ Dawn Chan

Signed by Fritz Horlacher	)	/s/ Fritz Horlacher
)
for and on behalf of	)
PHARMACO INVESTMENTS LTD	)
(formerly known as Transfarma	)
Holdings Limited))
in the presence of: Elaine J. Cheung	)	/s/ Elaine J. Cheung